Exhibit 99.1

Resources Connection, Inc. Reports Fourth Quarter and Full Fiscal Year 2020 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--July 22, 2020--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the fourth quarter and year ended May 30, 2020.

Fourth Quarter Fiscal 2020 Highlights:

  Revenue of $178.6 million compared to $182.1 million in prior year quarter, or down 2.0%
  Gross profit of $72.2 million compared to $73.0 million in prior year quarter
  Gross margin improved 30 basis points to 40.4% compared to prior year quarter
  SG&A of $62.0 million including $5 million of restructuring costs, compared to $56.9 million in the prior year quarter
  Net income of $4.1 million compared to $9.4 million in prior year quarter
  Diluted earnings per common share of $0.13 compared to $0.29 in prior year quarter, reflecting an $0.11 per diluted share impact from the restructuring costs
  Adjusted EBITDA increased to $18.6 million from $17.5 million in prior year quarter
  Operating cash flow of $28.0 million compared to $30.1 million in prior year quarter
  Available financial liquidity of $126.3 million as of May 30, 2020
  Cash dividend declared of $0.14 per share

Full Fiscal Year 2020 Highlights

  Revenue of $703.4 million compared to $729 million in prior year, or down 3.5%
  Gross profit of $275.5 million compared to $282.4 million in prior year
  Gross margin percentage expanded 50 basis points over prior year to 39.2%
  SG&A of $228.1 million including $5 million of restructuring costs, compared to $223.8 million in the prior year
  Net income of $28.3 million compared to $31.5 million in prior year
  Diluted earnings per common share of $0.88 compared to $0.98 in prior year, reflecting an $0.11 per diluted share impact from the restructuring costs
  Adjusted EBITDA of $59.9 million compared to $64.6 million in prior year

Management Commentary

“Despite the global pandemic, we held fairly steady in Q4 – expanding our Adjusted EBITDA margin to above 10% – and I am very proud of the resilience and tenacity shown by our people,” said Kate Duchene, chief executive officer. “This pandemic is accelerating changes in how work will get done and by whom – changes we have anticipated and built our business around. Virtual delivery is here to stay and the need for business agility is on the rise, and already impacting workforce design strategies in clients from healthcare to technology. The addition of Veracity to RGP’s tool kit rounds out our ability to deliver digital transformation projects, especially focused on improved employee experience and digital workflows.

As we shared in April, we completed a restructuring of headcount and real estate in North America before the pandemic hit, which better prepared us to operate in the current environment. We had initially planned to complete our strategic review of the European business in the fourth quarter of fiscal 2020, but the lockdowns caused by the pandemic created delays in our timeline. We are actively conducting the review now and expect to be ready to report further on our plan after the first quarter of fiscal 2021.”

Ms. Duchene concluded, “Until we have further visibility into the full impact of the pandemic on the global economy, we will remain focused on the health of our balance sheet and liquidity. We will make prudent decisions to reinvest in the business to drive key growth initiatives in core markets and the expansion of our digital capabilities. We are confident the actions we are taking in this challenging environment will enhance our agility and our positioning to create long-term shareholder value.”

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Amounts in thousands, except percentages and per share amounts)

	Three Months Ended			For the Years Ended
	May 30,	February 22,	May 25,	May 30,	May 25,
	2020	2020	2019	2020	2019
As reported (GAAP)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
North America	$148,568	$138,819	$146,988	$580,185	$593,799
Asia Pacific	11,618	11,202	13,559	48,622	48,845
Europe	18,383	18,031	21,597	74,546	86,355
Total revenue	$178,569	$168,052	$182,144	$703,353	$728,999

Gross margin	$72,183	$61,420	$72,956	$275,483	$282,439
Selling, general and administrative expenses	$62,035	$55,299	$56,890	$228,067	$223,802
Income before provision for income taxes	$7,015	$2,959	$13,411	$35,228	$47,969
Net income	$4,067	$6,942	$9,369	$28,285	$31,470

Effective tax rate	42%	-135%	30%	20%	34%

Diluted EPS	$0.13	$0.21	$0.29	$0.88	$0.98
Cash dividends:
Per common share declared	$0.14	$0.14	$0.13	$0.56	$0.52
Total cash dividends paid	$4,501	$4,499	$4,147	$17,581	$16,158

	Three Months Ended			For the Years Ended
	May 30,	February 22,	May 25,	May 30,	May 25,
Number of Business Days	2020	2020	2019	2020	2019
North America (1)	69	62	65	258	254
Asia Pacific (2)	66	62	62	258	253
Europe (2)	67	62	62	252	248

(1) This represents the number of business days in the United States.
(2) This represents the number of business days in country or countries in which the revenues are most concentrated within the geography.

	Three Months Ended		For the Years Ended
	May 30,	May 25,	May 30,	May 25,
	2020	2019	2020	2019

As adjusted (non-GAAP)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Constant currency revenue (1)(4)
North America	$148,845	$146,988	$580,416	$593,799
Asia Pacific	11,790	13,559	48,894	48,845
Europe	18,976	21,597	76,953	86,355
Total constant currency revenue	$179,611	$182,144	$706,263	$728,999

Organic revenue (4)
North America (2)	$142,345	$146,988	$561,368	$593,799
Asia Pacific	11,618	13,559	48,622	48,845
Europe (3)	18,105	19,183	71,834	74,219
Consolidated (2)(3)	$172,068	$179,730	$681,824	$716,863

Constant currency organic revenue (1)(4)
North America (2)	$142,623	$146,988	$561,598	$593,799
Asia Pacific	11,790	13,559	48,894	48,845
Europe (3)	18,684	19,183	74,073	74,219
Consolidated (2)(3)	$173,097	$179,730	$684,565	$716,863

Cash tax rate (4)	28%	28%	11%	31%
Adjusted net income (4)	$5,066	$9,621	$31,587	$33,209
Adjusted diluted EPS (4)	$0.16	$0.29	$0.98	$1.03
Adjusted EBITDA (4)	$18,552	$17,461	$59,886	$64,617
  Constant currency revenue and constant currency organic revenue, for the three months and year ended May 30, 2020 is measured on a constant currency basis while the comparable revenue for the three months and year ended May 25, 2019 is measured under GAAP. Constant currency revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year.
  Veracity was acquired on July 31, 2019. Results from Veracity are excluded from all periods presented to provide comparability. See Reconciliation of GAAP to Non-GAAP financial measure below.
  We exited the Nordics and Belgium markets during fiscal 2020. Results from the Nordics and Belgium are excluded from all periods presented to provide comparability. See Reconciliation of GAAP to Non-GAAP financial measure below.
  See definitions of Non-GAAP measures and Reconciliation of GAAP to Non-GAAP financial measures below.

Fourth Quarter Fiscal 2020

Revenue for the fourth quarter of fiscal 2020 decreased $3.6 million, or 2.0%, compared to the fourth quarter of fiscal 2019. On a constant currency basis, revenue decreased 1.4%. Veracity contributed $6.2 million of revenue, which was partially offset by a $2.1 million decline as a result of exiting the Nordics and Belgium markets. Excluding these impacts, organic revenue decreased $7.7 million, or 4.3%, or 3.7% on a constant currency basis, compared to the prior year quarter. Organic revenue, on a same day basis, decreased by 10.0%, or 9.5% on a constant currency basis, compared to the prior year quarter, primarily reflecting the adverse impact of the COVID-19 pandemic on the global economy. The adverse impact on revenue from the pandemic was mitigated to a certain extent by a 2.0% improvement in average bill rate in the fourth quarter of fiscal 2020.

On a sequential quarter basis, fiscal 2020 fourth quarter revenue grew $10.5 million, or 6.3%, to $178.6 million from $168.1 million. On a constant currency basis, revenue increased 6.7% from the third quarter of fiscal 2020. The growth in revenue was partially due to an extra week in the fourth quarter 2020 (14 weeks) and no significant compensated holidays in the quarter as compared to the third quarter which included three significant holidays. On a same day basis, revenues in the fourth quarter declined by 4.0%, or 3.6% on a constant currency basis, compared to the sequential quarter primarily due to the continued adverse impact from the pandemic. Average bill rate in the fourth quarter of fiscal 2020 increased by 2.8% compared to the sequential third quarter.

Gross margin for the fourth quarter of fiscal 2020 was up 30 basis points to 40.4%, increasing 30 basis points from the fourth quarter of fiscal 2019, and 390 basis points sequentially. The year-over-year growth was primarily attributable to lower passthrough revenue from client reimbursement and favorable self-insured medical expenses, partially offset by higher non-billable pay and a slight decline in bill pay ratio. The sequential quarter increase is attributable to lower passthrough revenue from client reimbursement, lower holiday pay to consultants, favorable self-insured medical expense, lower payroll expense and an improvement in the bill pay ratio.

SG&A was $62.0 million, or 34.7% of revenue, for the fourth quarter of fiscal 2020 and $56.9 million, or 31.2% of revenue, for the fourth quarter of fiscal 2019. The year-over-year increase in SG&A reflected one extra week compared to the prior year and included (1) restructuring charge of $5.0 million and (2) a change in contingent consideration related expense/benefit over the two periods, which was an expense of $1.9 million as compared to a benefit of $0.2 million in prior year quarter, partially offset by (1) savings in general business expense and marketing expense of $1.2 million and $0.4 million, respectively, over the two periods primarily due to reduced business travel and control over discretionary spend during the pandemic, and (2) a $0.2 million decrease in stock compensation.

The fourth quarter of fiscal 2020 had a provision for income taxes of $2.9 million (an effective tax rate of 42.0%) as compared to a provision for income taxes of $4.0 million (an effective tax rate of 30.1%) for the fourth quarter of fiscal 2019. The changes were due to the lower pre-tax income and similar permanent basis differences. Additionally, valuation allowances were recorded related to certain foreign deferred tax assets based on a review of earnings trends in connection with the adverse impact from the pandemic.

Full Fiscal Year 2020

Revenue for the fiscal year 2020 was $703.4 million, a decrease of 3.5%, compared to $729.0 million in the prior year. On a constant currency basis, revenue decreased 3.1%. Revenue in fiscal 2020 included $18.8 million of revenue attributable to Veracity, partially offset by a decline of $9.4 million as a result of exiting the Nordics and Belgium markets. Excluding these impacts, organic revenue decreased $35.0 million, or 4.9%, or 4.5% on a constant currency basis, compared to fiscal 2019. On a same day basis, organic revenue decreased by 6.4%, or 6.0% on a constant currency basis, compared to prior year, reflecting the adverse impact of the pandemic and the wind-down of project revenue related to lease accounting implementation and other large projects. Our revenue in the second half of fiscal 2020 decelerated as events relating to the pandemic began and continued to develop globally following January 2020. Average bill rate remained consistent between the two fiscal years and had little impact on overall revenue.

Gross margin for fiscal 2020 expanded 50 basis points to 39.2% from the prior year, primarily attributable to lower passthrough revenue from client reimbursement and a slight improvement in the bill pay ratio.

SG&A was $228.1 million, or 32.4% of revenue, for fiscal 2020 and $223.8 million, or 30.7% of revenue, for fiscal 2019. SG&A in fiscal 2020 reflected one extra week of activities as compared to fiscal 2019. The year-over-year increase in SG&A is primarily due to the following: (1) $5.0 million of restructuring costs incurred in fiscal 2020; (2) a $2.9 million increase in management compensation and bonuses and commissions; and (3) a change in contingent consideration related expense/benefit over the two periods, which was an expense of $0.8 million in fiscal 2020 as compared to a benefit of $0.6 million in fiscal 2019. These increases were partially offset by the following: (1) $2.5 million savings in general business expenses, primarily attributable to cost containment measures and reduced business travel during the pandemic; (2) a $1.7 million decrease in internal consultants costs as we continue to leverage our existing resources more efficiently on various projects and initiatives, and (3) a $0.5 million decrease in stock-based compensation expense.

Provision for income taxes was $6.9 million (an effective tax rate of 19.7%) and $16.5 million (an effective tax rate of 34.4%), for fiscal 2020 and 2019, respectively. The reduction in the provision for income taxes during fiscal year 2020 compared to the prior year was primarily caused by a $6.6 million worthless stock deduction taken during the third quarter of fiscal 2020 as well as lower income before provision for income taxes in fiscal 2020 compared to fiscal 2019. This is partially offset by new valuation allowances set up on some of our foreign deferred tax assets based on a review of earnings trends in connection with the adverse impact from the pandemic.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, July 22, 2020. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through July 30, 2020 at 855-859-2056. The conference ID number for the replay is 8025539. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of transactions, regulations, and transformations. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients, consultants and partners’ success.

RGP was founded in 1996 to help finance executives with operational needs and special projects created by workforce gaps. Our first-to-market, agile human capital model quickly aligns the right resources for the work at hand with speed and efficiency.

Our pioneering approach to workforce strategy uniquely positions us to support our clients on their transformation journeys. With more than 3,400 professionals, we annually engage with over 2,400 clients around the world. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 88 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com.

(RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding the expected impact of the COVID-19 pandemic on our business and operating results and the expected impact of our previously announced operational initiatives, our restructuring activities and our growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally; our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2020 and our other public filings made with the Securities and Exchange Commission (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The following are the Company’s non-GAAP measures:

  Constant currency applied to both GAAP revenue and Non-GAAP revenue, as defined herein, represents the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior period.
  Same day revenue is calculated as GAAP revenue divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. For example, North America revenue for the fourth quarter of fiscal 2020 on the same day basis as the fourth quarter of fiscal 2019 is calculated as North America GAAP revenue for the fourth quarter of fiscal 2020 of $148.6 million divided by the 69 business days in North America in the current period, multiplied by the 65 business days in North America in the fourth quarter of 2019. The number of days in each respective period is provided in “Summary of Consolidated Financial Results” above.
  Organic revenue is calculated as GAAP revenue less revenues from acquired businesses and revenues related to businesses that the Company disposed of either through sale or abandonment.
  Same day organic revenue is calculated as organic revenue, divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. For example, North America organic revenue for the fourth quarter of fiscal 2020 on the same day basis as the fourth quarter of fiscal 2019 is calculated as North America organic revenue for the fourth quarter of fiscal 2020 of $142.3 million divided by the 69 business days in North America in the current period, multiplied by the 65 business days in North America in the fourth quarter of 2019. The number of days in each respective period is provided in “Summary of Consolidated Financial Results” above.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act in the U.S., and non-cash impact of valuation allowances on international deferred tax assets.
  Adjusted provision for income taxes, adjusted net income and adjusted diluted earnings per common share were calculated based on the Company's cash tax rates, which exclude the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act, and non-cash tax impact of valuation allowances on international deferred tax assets.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures, as well as the Adjusted provision for income taxes and cash tax rate, should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		For the Years Ended
	May 30,	May 25,	May 30,	May 25,
	2020	2019	2020	2019

	(Unaudited)		(Unaudited)
Revenue	$178,569	$182,144	$703,353	$728,999
Direct cost of services	106,386	109,188	427,870	446,560
Gross margin	72,183	72,956	275,483	282,439
Selling, general and administrative expenses	62,035	56,890	228,067	223,802
Operating income before amortization
and depreciation	10,148	16,066	47,416	58,637
Amortization of intangible assets	1,592	944	5,745	3,799
Depreciation expense	1,106	1,250	5,019	4,679
Operating income	7,450	13,872	36,652	50,159
Interest expense, net	535	461	2,061	2,190
Other income	(100)	-	(637)	-
Income before provision for income taxes	7,015	13,411	35,228	47,969
Provision for income taxes	2,948	4,042	6,943	16,499
Net income	$4,067	$9,369	$28,285	$31,470
Net income per common share:
Basic	$0.13	$0.30	$0.88	$1.00
Diluted	$0.13	$0.29	$0.88	$0.98
Weighted average common shares outstanding:
Basic	32,086	31,663	31,989	31,596
Diluted	32,091	32,177	32,227	32,207
Cash dividends declared per common share	$0.14	$0.13	$0.56	$0.52

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		For the Years Ended
Organic Revenue	May 30,	May 25,	May 30,	May 25,
	2020	2019	2020	2019
Revenue (GAAP)	(Unaudited)		(Unaudited)
North America	$148,568	$146,988	$580,185	$593,799
Asia Pacific	11,618	13,559	48,622	48,845
Europe	18,383	21,597	74,546	86,355
Total revenue	$178,569	$182,144	$703,353	$728,999

Less: Impact of Acquisitions and Dispositions
North America (1)	$6,223	$-	$18,817	$-
Asia Pacific	-	-	-	-
Europe (2)	278	2,414	2,712	12,136
Total revenue	$6,501	$2,414	$21,529	$12,136

Organic Revenue
North America	$142,345	$146,988	$561,368	$593,799
Asia Pacific	11,618	13,559	48,622	48,845
Europe	18,105	19,183	71,834	74,219
Total revenue	$172,068	$179,730	$681,824	$716,863

(1) Related to Veracity
(2) Related to Nordics and Belgium

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		For the Years Ended
	May 30,	May 25,	May 30,	May 25,
Adjusted EBITDA	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income	$4,067	$9,369	$28,285	$31,470
Adjustments:
Amortization of intangible assets	1,592	944	5,745	3,799
Depreciation expense	1,106	1,250	5,019	4,679
Interest expense	535	461	2,061	2,190
Provision for income taxes	2,948	4,042	6,943	16,499
EBITDA	10,248	16,066	48,053	58,637
Stock-based compensation expense	1,408	1,609	6,057	6,570
Restructuring costs	4,982	-	4,982	-
Contingent consideration adjustment	1,914	(214)	794	(590)
Adjusted EBITDA	$18,552	$17,461	$59,886	$64,617
Revenue	$178,569	$182,144	$703,353	$728,999
Adjusted EBITDA Margin	10.4%	9.6%	8.5%	8.9%

Adjusted Provision for Income Taxes, Annual Cash Tax Rate, Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

	Three Months Ended		For the Years Ended
	May 30,	May 25,	May 30,	May 25,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Provision for income taxes	$2,948	$4,042	$6,943	$16,499
Effect of non-cash tax items:
Stock-based compensation expense	(46)	(76)	(1,113)	(937)
Valuation allowance on international deferred tax assets	(749)	(101)	(1,418)	(657)
Net uncertain tax position adjustments	(177)	-	(806)	-
Other non-cash tax items	(27)	(75)	35	(145)
Adjusted provision for income taxes	$1,949	$3,790	$3,641	$14,760

Effective tax rate	42%	30%	20%	34%
Total effect of non-cash tax items on effective tax rate	(14%)	(2%)	(9%)	(3%)
Cash tax rate	28%	28%	11%	31%

Net income	$4,067	$9,369	$28,285	$31,470
Total effect of non-cash tax items on net income	999	252	3,302	1,739
Adjusted net income	$5,066	$9,621	$31,587	$33,209

Diluted earnings per common share	$0.13	$0.29	$0.88	$0.98
Effect of non-cash tax items on diluted earnings per common share	0.03	-	0.10	0.05
Adjusted diluted earnings per common share	$0.16	$0.29	$0.98	$1.03

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	May 30,	May 25,
SELECTED BALANCE SHEET INFORMATION:	2020	2019

	(Unaudited)

Cash and cash equivalents	$95,624	$43,045
Accounts receivable, less allowances	$124,986	$133,304
Total assets	$529,181	$428,370
Current liabilities	$94,901	$91,416
Long-term debt	$88,000	$43,000
Total liabilities	$225,520	$145,974
Total stockholders’ equity	$303,661	$282,396

	For the Years Ended
	May 30,	May 25,
SELECTED CASH FLOW INFORMATION:	2020	2019

	(Unaudited)

Cash flow -- operating activities	$49,523	$43,621
Cash flow -- investing activities	$(26,772)	$(12,877)
Cash flow -- financing activities	$30,904	$(43,601)

	May 30,	May 25,
SELECTED OTHER INFORMATION:	2020	2019
Consultant headcount, end of period	2,495	2,965
Average bill rate, fourth quarter	$127	$124
Average pay rate, fourth quarter	$63	$62
Average bill rate (constant currency-Q4 19), fourth quarter	$124	$—
Average pay rate (constant currency-Q4 19), fourth quarter	$62	$—
Common shares outstanding, end of period	32,144	31,588

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com